================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              LSI INDUSTRIES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 XXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             [LSI INDUSTRIES LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 13, 1997

Dear Shareholder:

         We cordially invite you to attend our Annual Shareholders' Meeting to be held at the Company's headquarters located at 10000 Alliance Road, Cincinnati, Ohio on Thursday, November 13, 1997 at 10:00 a.m.
Eastern Standard Time.

         The purposes of this Annual Meeting are to consider and act upon the following proposals:

         1) To elect three Class A directors to hold office until the Annual Meeting of Shareholders in 1999 and until their respective successors are duly elected and qualified; and

         2) To amend the LSI Industries Inc. 1995 Stock Option Plan to provide an additional 350,000 common shares as available for grant under such plan, as well as various other plan feature changes or additions; and

         3) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1998; and

         4) To transact such other business as may properly be brought before the meeting or any other adjournment thereof.

         Shareholders of record at the close of business on Thursday, September 18, 1997 are entitled to notice and to vote at the meeting. This notice is given pursuant to an order of the Board of Directors.

         Following the meeting, we will review the Company's progress over the last year and our plans for the future, and will have an open house at the Cincinnati Operations. Our directors and executive officers will be available to discuss the Company's business with you.

                                            Yours truly,


                                            /s/  Robert J. Ready
                                            Robert J. Ready
                                            Chairman of the Board and President

Dated:  September 25, 1997


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                               LSI INDUSTRIES INC.

                               10000 ALLIANCE ROAD
                             CINCINNATI, OHIO 45242

                            TELEPHONE (513) 793-3200

                   ------------------------------------------

                          P R O X Y   S T A T E M E N T

                         ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 13, 1997



                                  INTRODUCTION


         The Board of Directors of LSI Industries Inc. is requesting your Proxy for the Annual Meeting of Shareholders on November 13, 1997, and at any adjournment thereof, pursuant to the foregoing Notice. This Proxy Statement and the accompanying proxy were first mailed on September 29, 1997, to shareholders of record on September 18, 1997.


                            VOTING AT ANNUAL MEETING

GENERAL INFORMATION
-------------------

         Shareholders may vote in person or by proxy at the Annual Meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. All shares will be voted as specified on each properly executed proxy. If no choice is specified, the shares will be voted as recommended by the Board of Directors, namely "FOR" Proposal 1 to elect the three persons nominated as Class A directors by the Board of Directors, "FOR" Proposal 2 (Amendment of the LSI Industries Inc. 1995 Stock Option Plan), and "FOR" Proposal 3 (Ratification of Appointment of Independent Public Accountants).

         As of September 18, 1997, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, LSI Industries had 9,546,102 Common Shares outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on September 18, 1997, will be entitled to vote at the Annual Meeting. Abstentions and shares otherwise not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the Annual Meeting.

PRINCIPAL SHAREHOLDERS
----------------------

         As of September 2, 1997, the following are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Shares:

                                             Amount and Nature of              Percent
Name of Beneficial Owner                      Beneficial Ownership             Of Class
------------------------                      --------------------             --------

Robert J. Ready                                   556,620 (a)                   5.75%
State of Wisconsin Investment Board               858,300                       8.87%

(a) Includes exercisable options for 36,563 shares, 5,243 shares held in the Company's non-qualified Deferred Compensation Plan, and 130,488 shares held in trust for Mr. Ready's children.

The business address of Mr. Ready is: 10000 Alliance Road, Cincinnati, Ohio 45242. Mr. Ready disclaims beneficial ownership of shares held by or in trust for his children.

VOTING BY PROXY
---------------

         All properly signed proxies will, unless a different choice is indicated, be voted "FOR" the election of all three nominees for Class A directors proposed by the Board of Directors, amendment of the LSI Industries Inc. 1995 Stock Option Plan, and ratification of the appointment of independent public accountants.

         If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

SHAREHOLDER PROPOSALS
---------------------

         Shareholders who desire to have proposals included in the Notice for the 1998 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before May 29, 1998.

PROPOSAL 1.  ELECTION OF DIRECTORS
----------------------------------

         The Company's Code of Regulations provides that the Board of Directors be composed of two classes of directors, Class A and Class B, with each class elected for a two-year term. One class is elected annually. The terms of the Class A directors expire at the 1997 Annual Meeting of Shareholders while the terms of the Class B directors expire at the 1998 Annual Meeting of Shareholders. One Class B director's position is currently open due to the August 1997 death of Donald E. Whipple.

         The Board is nominating for reelection its present Class A directors, namely, Michael J. Burke, Robert J. Ready, and John N. Taylor, Jr. Proxies solicited by the Board will be voted for the election of these three nominees.

         All Class A directors elected at the Annual Meeting will be elected to hold office for two years and until their successors are elected and qualified.

         In voting to elect directors, shareholders are entitled to one vote for each share held of record. Shareholders are not entitled to cumulate their votes in the election of directors.

         Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

         RECOMMENDATION OF THE BOARD OF DIRECTORS
         ----------------------------------------

         The Board of Directors recommends a vote in FAVOR of each of the directors nominated in this Proxy Statement. Nominees receiving the highest number of votes will be elected.

PROPOSAL 2.  AMENDMENT OF THE LSI INDUSTRIES INC. 1995 STOCK OPTION PLAN
------------------------------------------------------------------------

         This Stock Option Plan was originally established in 1995 following expiration of the Company's original stock option plan. The Plan permits the granting of either incentive stock options or nonqualified stock options to all employees of the Company. This stock option plan was approved at the 1995 Annual Shareholders Meeting.

         On September 16, 1997, the Board of Directors approved and now recommends that the LSI Industries Inc. 1995 Stock Option Plan be amended to increase the Common Shares available for the granting of options from 450,000 shares (adjusted for the 3 for 2 stock split effective August 4, 1995) to 800,000 shares, an increase of 350,000 shares, and amended to add or change various elements or features of the Plan as identified below.

         The Stock Option Plan provides that options may be granted either as incentive stock options or as nonqualified stock options. Options may be granted for varying periods of from one to ten years. Options do not become exercisable until one year from the date of grant. Thereafter, the right to exercise options vests at a schedule determined at the time of grant, generally at a rate of 25% per year, cumulative to the extent not exercised in prior periods.

         There are presently options outstanding for employees to purchase 551,916 shares under this Plan and 10,600 shares are available for the grant of additional options. Under these circumstances, the Board believes it appropriate for the Plan to be increased so as to make additional options available for grants in furtherance of the purposes of the Plan.

         Additionally, there are presently options outstanding for non-employee directors to purchase 41,500 shares under the LSI Industries Inc. 1995 Directors Stock Option Plan and 33,500 shares are available for the grant of additional options. The Board of Directors is not requesting amendment of the Directors Stock Option Plan.

         The exercise price for each option must be at least 95% of the last sale price for the Common Shares on the last trading day preceding the date of grant except that the price must be at least 100% of such sale price for incentive options and, options granted to persons owning more than 10% of the outstanding Common Shares must be at 110% of such sale price. The last sale price of the Company's common shares on September 16, 1997 was $17.00.

         The Board recommends that Article 4 of the LSI Industries Inc. 1995 Stock Option Plan be amended to increase the number of shares subject to options by 350,000 shares and, that the maximum number of shares with respect to which options may be granted to an employee during any fiscal year of the Company be increased to 75,000. Article 4 as so amended, will read in its entirety as follows:

                             SHARES SUBJECT TO PLAN

         4.1 The Shares that may be made subject to Options granted under the Plan shall not exceed 800,000 Shares in the aggregate. Except as provided in Section 4.2, upon lapse or termination of any Option for any reason without being completely exercised, the Shares which were subject to such Option may again be subject to other Options.

         4.2 The maximum number of Shares with respect to which options may be granted to any employee during each fiscal year of the Company is 75,000. If an Option is canceled, it continues to be counted against the maximum number of Shares for which Options may be granted to an employee. If an Option is repriced, the transaction is treated as a cancellation of the Option and a grant of a new Option.

         The Board of Directors has identified several terms and conditions of the Plan which should either be modified or added to the Plan. These changes, outlined below, represent improvements and enhancements to the Plan for the benefit of both shareholders and employee option holders.

         Article 3.1 of the Plan states that the Plan shall be administered by a Committee comprised solely of three or more outside directors of the Company who are "disinterested persons" as defined under Rule 16b-3 of the Securities and Exchange Act of 1934. The Board recommends that Article 3.1 of the LSI Industries Inc. 1995 Stock Option Plan be amended in its entirety to read as follows:

                                 ADMINISTRATION

         3.1 The Plan shall be administered by a committee (the "Committee") designated by the Board of Directors of the Company. The Committee shall be comprised solely of three or more directors each of whom shall be (i) a "Non-Employee Director" as defined in Rule 16b-3 of the Securities and Exchange Act of 1934 (the "Act") and (ii) an "outside director" to the extent required by Section 162(m) of the Internal Revenue Code ("Section 162(m)") as such Rule and Section may be amended, superseded or interpreted hereafter. Notwithstanding the foregoing, to the extent relevant state law now or hereafter permits, the Committee may be comprised solely of two or more such directors.

                  Actions shall be taken by a majority of the Committee.

         The Board recommends that Article 8 of the Plan related to payment of the option price be amended in its entirety as follows:

                             PAYMENT OF OPTION PRICE

                  Payment of the Option Price may be made in cash, by the tender of shares owned by the Optionee for at least six months prior to the date of tender, or both. Shares tendered shall be valued at their Fair Market Value.

         The Board recommends that Article 11.1 of the Plan related to termination of options be amended in its entirety as follows:

                             TERMINATION OF OPTIONS

         11.1     An Option may be terminated as follows:

                  A. During the period of continuous employment with the Company, an Option will be terminated only if it has been fully exercised or it has expired by its terms.

                  B. Options shall terminate immediately if employment is terminated for cause or by voluntary action of the grantee without the consent of the Company. Cause is defined as including, but not limited to, theft of or intentional damage to Company property, intentional harm to the Company's reputation, material breach of the optionee's duty of fidelity to the Company, excessive use of alcohol, the use of illegal drugs, the commission of a criminal act, willful violation of Company policies, or trading in shares for personal gain based on knowledge of the Company's activities or results when such information is not available to the general public.

                  C. If the grantee of an Option violates any terms of any written employment, confidentiality or noncompetition agreement between the Company and that person, all existing Options granted to such person will terminate. In addition, if at the time of such violation such person has exercised Options but has not received certificates for the Shares to be issued, the Company may void the Option and its exercise. Any such actions by the Company shall be in addition to any other rights or remedies available to the Company in such circumstances.

                  D. If an Eligible Employee holding an Option dies or becomes subject to a Permanent and Total Disability while employed or within three months after termination of employment for any reason other than cause, such Option may be exercised, to the extent exercisable on the date of the occurrence of the event which triggers the operation of this paragraph, at any time by the estate or guardian of such person or by those persons to whom the Option may have been transferred by will or by the laws of descent and distribution until the earlier of (i) the date which is one year after the date of such death or occurrence of Permanent and Total Disability, or (ii) the option expiration date set forth in the Option Agreement.

                  E. If the grantee of a Nonqualified Option who has fifteen years of service retires after age 55 through a plan of retirement acceptable to the Company, such Option will become fully vested and may be exercised at any time within two years after the date of termination of employment, but not later than the option expiration date set forth in the Option Agreement.

                  F. In all other cases, upon termination of employment, the then-exercisable portion of any Option will terminate on the earlier of the 90th day after the date of termination or the option expiration date set forth in the Option Agreement. The portion not exercisable will terminate on the date of termination of employment. For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be termination of employment.

         The Board recommends that Article 12.3 of the Plan be amended in its entirety and that Article 12.4 be added to the Plan as follows:

                     ADJUSTMENTS TO SHARES AND OPTION PRICE

         12.3 In the event of the dissolution or liquidation of the Company or any merger, other than a merger for the purpose of the redomestication of the Company not involving a change in control, consolidation, exchange or other transaction in which the Company is not the surviving corporation or in which the outstanding Shares of the Company are converted into cash, other securities or other property, each outstanding Option shall automatically become fully vested and fully exercisable immediately prior to such event. Thereafter the holder of each such Option shall, upon exercise of the Option, receive, in lieu of the stock or other securities and property receivable upon exercise of the Option prior to such transaction, the stock or other securities or property to which such holder would have been entitled upon consummation of such transaction if such holder had exercised such Option immediately prior to such transaction.

         12.4 All outstanding Options shall become fully vested and immediately exercisable in full if a change in control of the Company occurs. For purposes of this Agreement, a "change in control of the Company shall be deemed to have occurred if (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the "beneficial owner," as defined in Rule 13d-3 under such Act, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (b) during any period of one year after January 1, 1998, individuals who at the beginning of such period constitute the Board of Directors and any new director whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

         The Board recommends that Article 14.1 of the Plan related to amendment or discontinuance of the Plan be amended in its entirety as follows:

                       AMENDMENT OR DISCONTINUANCE OF PLAN

         14.1 The Board of Directors of the Company may at any time amend, suspend, or discontinue the Plan; provided, however, that no amendments by the Board of Directors of the Company shall, without further approval of the shareholders of the Company:

                  A. Change the class of Eligible Employees;

                  B. Except as provided in Articles 4 and 12 hereof, increase the number of Shares which may be subject to Options granted under the Plan; or increase the maximum number of Shares with respect to which Options may be granted to any eligible Employee of the Company during any fiscal year.

                  C. Cause the Plan or any Option granted under the Plan to fail to (i) qualify for exemption from Section 16(b) of the Act,
                  (ii) be excluded from the $1 million deduction limitation imposed by Section 162(m), or (iii) qualify as an "Incentive Stock Option" as defined by Section 422 of the Internal Revenue Code.

         All other terms and conditions of the Plan will remain unchanged.

         RECOMMENDATION OF THE BOARD OF DIRECTORS
         ----------------------------------------

         The Board of Directors recommends a vote in FAVOR of Proposal 2. The affirmative vote of a majority of the sum of Common Shares voting at the meeting is required for ratification of this proposal.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
-------------------------------------------------------------------------

         The Board of Directors appointed Arthur Andersen LLP as the Company's independent public accountants for fiscal 1998. Arthur Andersen LLP has been the independent public accounting firm for the Company since March, 1996. Although not required by law, the Board is seeking shareholder ratification of its selection. If ratification is not obtained, the Board intends to continue the employment of Arthur Andersen LLP at least through fiscal 1998.

         Representatives of Arthur Andersen LLP are expected to be present at the Shareholders' Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

         RECOMMENDATION OF THE BOARD OF DIRECTORS
         ----------------------------------------

         The Board of Directors recommends a vote in FAVOR of Proposal 3. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required for ratification of this proposal.

OTHER MATTERS
-------------

         Any other matters considered at the Annual Meeting, including adjournment, will require the affirmative vote of a majority of Common Shares voting.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------

         The directors and executive officers of LSI Industries are:

                                                                                            Common Shares
                                                                                          Beneficially Owned
                                                                                          ------------------
   Name and Age                              Position                                 Amount            Percentage
   ------------                              --------                                 ------            ----------

Robert J. Ready (a)                     Chairman, President, and                    556,620 (d)            5.75%
         57                             Chief Executive Officer

John N. Taylor, Jr. (b)(c)              Director                                    247,870 (e)            2.36%
         62

James P. Sferra (a)                     Executive Vice President-                   224,475 (e)            2.32%
         58                              Manufacturing; Secretary
                                         and Director

Michael J. Burke (b)(c)                 Director and Assistant                       29,000 (e)              *
         54                              Secretary

Allen L. Davis (b)(c)                   Director                                     28,812 (e)              *
         55

Peter F. Carey                          President, LSI Image Group                   44,379 (e)              *
         50

Ronald S. Stowell                       Chief Financial Officer and                  26,497 (e)              *
         47                              Treasurer

All Directors and Executive Officers                                                  ---------           ------
as a Group (Seven Persons)                                                            1,121,024           11.59%
                                                                                      =========           ======

------------------------------
Information as of September 2, 1997
(a)      Executive Committee Member
(b)      Compensation Committee Member
(c)      Audit Committee Member
(d)      See "Principal Shareholders"
(e) Includes options exercisable within 60 days for Mr. Sferra of 16,238 shares, Mr. Taylor of 6,500 shares, Mr. Burke of 17,000 shares, Mr. Davis of 17,000 shares, Mr. Carey of 17,734 shares and Mr. Stowell of 13,481 shares; and indirect beneficial ownership for Mr. Sferra of 26,931 shares, and Mr. Taylor of 129,360 shares
 *       Less than 1%

         Robert J. Ready is the founder of the Company and has been its President and a Director since 1976. Mr. Ready was appointed Chairman of the Board of Directors in February 1985. Mr. Ready is also a Director of Meridian Diagnostics, Inc. (a Nasdaq listed company) and of Superior Label Systems, Inc.

         John N. Taylor, Jr. was elected a Director of the Company in November 1992. Mr. Taylor is Chairman and Chief Executive Officer of Kurz-Kasch, Inc., a specialty manufacturer of plastic-based components, precision solenoids, stators and coil products headquartered in Dayton, Ohio. Prior to that, Mr. Taylor founded and was Chairman and Chief Executive Officer of Component Technology Corp., a Nasdaq listed company in Erie, Pennsylvania, until its sale in 1989. Mr. Taylor is a Director of Robbins & Myers Inc. (a Nasdaq listed company), Dayton, Ohio, and serves as a Director of the Cincinnati branch of the Federal Reserve Bank of Cleveland.

         James P. Sferra shared in the formation of the Company. Mr. Sferra has served as Corporate Vice President of Manufacturing from November 1989 to November 1992, and as Executive Vice President-Manufacturing since then. Prior to that, he served as Vice President-Manufacturing of LSI Lighting Systems, a division of the Company. Mr. Sferra has served as a Director since 1976, and was appointed Secretary in 1996.

         Michael J. Burke was elected a Director and Assistant Secretary of the Company in February 1985. Mr. Burke is a Managing Partner of the Cincinnati law firm of Keating, Muething & Klekamp, P.L.L., counsel to the Company, and has been associated with that firm since 1968.

         Allen L. Davis was elected a Director of the Company in February 1985. Mr. Davis has been the President and Chief Executive Officer, and a Director of Provident Financial Group, Inc. (formerly Provident Bancorp, Inc.) and The Provident Bank, Cincinnati, Ohio since 1986 and 1984, respectively.

         Ronald S. Stowell has served as Chief Financial Officer since joining the Company in December 1992, and was appointed Treasurer in November 1993. From 1985 to November 1992, Mr. Stowell served as Corporate Controller of Essef Corporation (a Nasdaq listed Company), Chardon, Ohio, a manufacturer of high performance composite and engineered plastics products.

         Peter F. Carey has been President of the Image Group of LSI Industries since July, 1996. Mr. Carey was President of the Company's subsidiary, SGI Integrated Graphic Systems, from November 1993 through June 1996, and was the Executive Vice President and Chief Operating Officer from October 1991 to his appointment as President in November 1993. From 1990 to September 1991 he was Executive Vice President of Stout Industries, a screen printer of point of purchase signs. Prior to that he was Vice President of Marketing of PlastiLine, Inc., a manufacturer of outdoor signs.

BOARD ACTIONS AND COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF
------------------------------------------------------------------------------
1934
----

         The Board of Directors met nine times, including three telephone conference calls, during fiscal 1997.

         The Executive Committee, composed of Messrs. Ready (Chairman), and Sferra, is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law. The Executive Committee did not meet during fiscal 1997.

         The Audit Committee, composed of Messrs. Davis (Chairman), Burke, and Taylor, is responsible for reviewing the Company's internal accounting operations. It also recommends the appointment of the Company's independent public accountants and reviews the relationships between the Company and these independent public accountants. The Audit Committee met two times during fiscal 1997.

         The Compensation Committee, composed of Messrs. Burke (Chairman), Davis, and Taylor, is responsible for establishing compensation levels for management and for administering the Company's stock option plans and Deferred Compensation Plan. The Compensation Committee did not meet during fiscal 1997.

         The Company does not have a Nominating Committee.

         Directors who are not employees of the Company receive $11,000 per year for serving as a Director plus $1,000 for each meeting attended. Committee members receive $750 per year for serving as Chairman of a committee plus $600 for each committee meeting attended. Directors who are employees of the Company do not receive any compensation for serving as a Director. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Committees of which they were members. Non-employee directors receive an annual grant of an option to purchase 1,000 Common Shares. The option is exercisable at the time of grant and has a ten year life.

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon its review of copies of such forms received by it, or upon written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1997 all filing requirements were met.

EXECUTIVE COMPENSATION
----------------------

         The following table sets forth information regarding annual, long-term, and other compensation paid by the Company to its Chief Executive Officer and each of the other three executive officers at June 30, 1997 during each of the last three fiscal years for services rendered to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                               Annual Compensation
                                                         ----------------------------------
                                                                    Other Annual   Securities       All Other
    Name and                                                        Compensation   Underlying     Compensation
Principal Position             Year       Salary         Bonus          (1)          Options           (2)
------------------             ----       ------         -----         ------        -------       -----------
           (3)

Robert J. Ready                1997      $395,000      $      --      $33,144             --        $96,706
  Chairman, President          1996       375,000        125,250       19,604         22,500         97,743
  and Chief Executive          1995       350,000        175,000       13,152             --         47,869
  Officer

James P. Sferra                1997       300,000             --       15,397             --         49,889
  Executive Vice President-    1996       275,000         99,069       16,485         15,000         58,626
  Manufacturing; Secretary     1995       260,000        130,000       13,015             --         24,666

Peter F. Carey                 1997       190,000             --       12,000             --         22,261
  President, LSI Image         1996       154,350         45,041       12,000         15,000         28,448
  Group                        1995       147,000         73,500        9,600             --         14,617

Ronald S. Stowell              1997       142,000             --       15,805             --         29,105
  Chief Financial Officer      1996       130,000         53,420       14,981         15,000         29,446
  and Treasurer                1995       115,000         57,500       12,019             --         18,598

----------------------

(1) Other Annual Compensation consists of automobile allowances for all executive officers as well as professional fee allowances for Mr. Ready, and Mr. Sferra.
(2) Represents Common Shares underlying options awarded under the Company's stock option plans.
(3) All Other Compensation includes Retirement Plan and Deferred Compensation Plan contributions, and premiums paid on long-term disability and life insurance policies, and payment of accrued vacation.


         The Company maintains a nonqualified Deferred Compensation Plan that is designed to motivate certain executives and to further align the interests of these executives with those of Company Shareholders. The Plan permits executives to defer any portion of their salary and bonus, beginning in fiscal year 1997, with a portion of that deferral being matched by the Company. If the executive's salary deferral is voluntarily invested in LSI Common Shares, and if a certain minimum return on average shareholders equity is achieved, then the Company will match (in LSI Common Shares) a portion of the executive's deferral. Additionally, beginning in fiscal year 1996, the Company also makes contributions into the Deferred Compensation Plan for certain executives to make up the retirement contribution that would have been credited to their accounts in the qualified LSI Industries Inc. Retirement Plan if it were not for ERISA-imposed limits on covered compensation. Such Deferred Compensation Plan contribution aggregating $143,000, and $91,000 for the named executives is included in the Summary Compensation Table for fiscal years 1996 and 1997, respectively.

STOCK OPTIONS
-------------

         No stock options were granted to the executive officers shown in the Summary Compensation Table in fiscal year 1997. The following table contains information concerning the exercise and appreciation of stock options held by the Named Executives.

             Fiscal 1997 Option Exercises and Year-End Option Values
             -------------------------------------------------------

                                                                   Number of
                                                             Securities Underlying                   Value of
                           Shares                             Unexercised Options            Unexercised In-the-Money
                         Acquired on         Value            at Fiscal Year-End           Options at Fiscal Year-End(1)
Name                      Exercise          Realized          Exercisable/Unexercisable          Exercisable/Unexercisable
----                      --------          --------          -------------------------          -------------------------

Robert J. Ready            20,948          $247,815            54,602  /   26,016            $544,483    /     $79,588
James P. Sferra             7,403            87,577            19,018  /   17,560            $201,294    /     $34,856
Peter F. Carey             12,143           166,189            10,277  /   18,426           $  81,276    /     $37,144
Ronald S. Stowell           6,300            78,167             6,496  /   17,167           $  51,963    /     $27,384

(1) In-the-Money Options are options for which the market value of the underlying Common Shares exceeds the exercise price. Calculation is based upon the market value of the underlying Common Shares at fiscal year-end, minus the exercise price.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal year 1997.

         The LSI Industries Inc. Compensation Committee annually establishes salaries, bonuses and stock option awards for executive officers and key management personnel. The Committee reviews the performance of the Company's executive officers on an individual basis and also reviews each executive's performance in connection with the Company's overall performance. The Committee desires to establish executive compensation that enhances the Company's overall fundamental objective of providing long-term value for its shareholders and employees. The Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable LSI Industries to attract and retain executives with the highest qualifications by recognizing exceptional individual performance and by tying executive pay to overall corporate performance.

         The Committee uses base salaries, incentive compensation arrangements and stock options designed to tie a portion of the executive's compensation to the stock market performance of LSI's Common Shares.

BASE COMPENSATION
-----------------

         The Committee annually reviews the base salaries of the Company's executive officers. This year particular thought and emphasis was given to the strong competitive influences in the marketplace and the importance of retaining key management employees of the Company. The Committee individually reviews each executive's level of responsibility, potential and salary levels offered by competitors. The executive's particular division of the Company is reviewed, and its contribution to the overall results of the Company are assessed. The Committee uses this information to determine the executive's base compensation level and performance goals for the upcoming year.

         The Committee applies a collective, subjective evaluation of the above factors to determine the annual base compensation level of its executive officers in light of the Company's performance and, in certain cases, its various divisions. The Committee does not utilize a particular objective formula as a means of establishing annual base compensation levels. Mr. Ready's salary was established on the same basis. The Committee did not compare the Company's executive compensation with the level of compensation paid by companies in the Dow Jones Electrical Equipment Index, nor did it attempt to correlate executive compensation levels with the Company's relative performance as shown in the Corporate Performance Graph above.

INCENTIVE COMPENSATION
----------------------

         Incentive compensation awards for performance during fiscal 1997 were made to those employees based upon the achievement of specific goals set forth in the strategic Plan adopted for the 1997 fiscal year. The Plan states that 50% of certain employees' bonuses are based upon overall corporate results, and since the corporate goals were not met, 50% of the potential bonuses were not earned. Bonuses for Corporate officers are based entirely upon corporate results. Some discretionary bonuses were paid to certain managers based on the Committee's analysis of the performance of the particular individual and contribution to the success of the Company or the particular division for which the manager was primarily responsible. None of the executive officers shown in the Summary Compensation Table were awarded a bonus for fiscal 1997.

STOCK OPTION GRANTS
-------------------

         The shareholders of LSI Industries established a Stock Option Plan to provide a method of attracting, retaining and providing appropriate incentives to key employees. The Committee is responsible for the administration of this Plan, both with respect to executive officers and all other employees. To that end, the Committee determines which employees receive options, the time of grant and the number of shares subject to the option. All option prices are set at 100% of market value on the date of grant.

                                              Compensation Committee
                                              ----------------------

                                              Michael J. Burke, Chairman
                                              Allen L. Davis
                                              John N. Taylor, Jr.

CORPORATE PERFORMANCE GRAPH
---------------------------

         The following graph compares the cumulative total shareholder return on the Company's Common Shares during the five fiscal years ended June 30, 1997, with a cumulative total return on the Nasdaq Stock Market Index (U.S. companies) and the Dow Jones Electrical Equipment Index. The comparison assumes $100 was invested June 30, 1992 in the Company's Common Shares and in each of the indexes presented; it also assumes reinvestment of dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN





                                         LSI                      Nasdaq                   Dow Jones
                                      Industries                Market Index               Electrical
                June 30                  Inc.                     (U.S.)                Equipment Index
                -------                  ----                     ------                ---------------

                  1992                   100                        100                       100
                  1993                   148                        126                       115
                  1994                   326                        127                       113
                  1995                   643                        169                       141
                  1996                   881                        218                       170
                  1997                   701                        265                       213



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
-----------------------------------------------------------

         Michael J. Burke, who is Chairman of the Compensation Committee, is a co-managing partner of Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, a law firm that provided legal services to the Company in fiscal year 1997.

         Donald E. Whipple, a co-founder of the Company, a Director of the Company since its inception in 1976, and retired President of the LSI Lighting Systems and Insight Graphics division, served the Company as a consultant in fiscal year 1997. Compensation paid to Mr. Whipple as a consultant and as a non-employee Director amounted to $130,700 in fiscal year 1997. Donald E. Whipple lost a brief battle with cancer and passed away on August 31, 1997. He will be missed by the Board, Corporate management, and the employees of the Company.

                                  OTHER MATTERS

         LSI Industries is not aware of any other matters to be presented at the Annual Meeting other than those specified in the Notice.

                                        By order of the Board of Directors


                                         /s/  James P. Sferra
                                         James P. Sferra
                                         Secretary



         Dated: September 25, 1997

                               LSI INDUSTRIES INC.


PROXY     The undersigned hereby appoints ALLEN L. DAVIS, JAMES P. SFERRA or
FOR       either one of them, proxies of the undersigned, each  with the power
ANNUAL    of substitution, to vote all Common Shares which the undersigned would
MEETING be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held on November 13, 1997 at 10:00 A.M. Eastern time at the Company's headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.       AUTHORITY TO ELECT AS CLASS A DIRECTORS THE THREE NOMINEES BELOW.
                FOR ___                   WITHHOLD AUTHORITY ___

         MICHAEL J. BURKE, ROBERT J. READY, AND JOHN N. TAYLOR, JR.

         WRITE THE NAME OF ANY NOMINEE(S) FOR
         WHOM AUTHORITY TO VOTE IS WITHHELD ____________________________________

2.       AMENDMENT OF THE LSI INDUSTRIES INC. 1995 STOCK OPTION PLAN.

                  FOR ___          AGAINST ___               ABSTAIN ___

3. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1998.

                  FOR ___          AGAINST ___               ABSTAIN ___


THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.



                       , 1997
-----------------------                  ---------------------------------------

                                         ---------------------------------------
                                                IMPORTANT: PLEASE SIGN EXACTLY
                                                AS NAME APPEARS HEREON
                                                INDICATING, WHERE PROPER,
                                                OFFICIAL POSITION OR
                                                REPRESENTATIVE CAPACITY. IN THE
                                                CASE OF JOINT HOLDERS, ALL
                                                SHOULD SIGN.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS